Exhibit 99.1

Contact:
Trinseo
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports Third Quarter 2022 Financial Results; Updates Full-Year Outlook

Third Quarter 2022 and Other Highlights

●	Net loss from continuing operations of $118 million and diluted EPS from continuing operations of negative $3.35
●	Adjusted EBITDA* of negative $37 million, including a $24 million unfavorable impact from net timing, and Adjusted Net Loss* of $103 million
●

Cash provided by operations of $98 million and capital expenditures of $39 million resulted in Free Cash Flow* of $59 million; included a working capital release of $166 million mainly from a steep decline in raw material prices and sequentially lower sales in the third quarter

●	Third quarter ending cash of $243 million with over $500 million of additional available liquidity under two undrawn, committed financing facilities
●	Third quarter year-to-date sales volume of products containing recycled materials increased 65% versus prior year

	Three Months Ended
	September 30,
$millions, except per share data	2022	2021
Net Sales	$1,178	$1,269
Net Income (Loss) from continuing operations	(118)	79
Diluted EPS from continuing operations ($)	(3.35)	2.01
Adjusted Net Income (Loss)*	(103)	80
Adjusted EPS ($)*	(2.91)	2.01
EBITDA*	(54)	158
Adjusted EBITDA*	(37)	173

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss), all of which are non-GAAP measures, to Net Income (Loss), as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — November 2, 2022 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its third quarter 2022 financial results. Net sales in the third quarter decreased 7% versus prior year. Lower sales volumes resulted in an 18% decrease as economic uncertainty and falling raw material prices led to a high level of customer destocking, particularly in Europe and in applications supporting building & construction and consumer durables. Higher prices resulted in an 11% increase from the passthrough of higher raw material and utility costs.

Third quarter net loss from continuing operations of $118 million was $197 million below prior year and Adjusted EBITDA of negative $37 million was $210 million below prior year. Geopolitical uncertainty in Europe, continued COVID-19 lockdowns in China, a slowdown in U.S. residential construction and minimal improvement in automotive production all led to weak demand, which not only challenged volumes but also pressured margins. Historically high energy costs in Europe created further economic uncertainty for our customers and contributed to negative styrene margins throughout the quarter. In addition, the operating environment in the third quarter led to several headwinds, most notably a pre-tax impact of $24 million for negative net timing from a steep decline in raw material prices and a pre-tax, one-time charge of $23 million related to raw material contract obligations and writedowns for slow-moving inventory.

Commenting on the Company’s third quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Our third quarter results reflect very challenging market conditions in Europe. Historically high energy prices and a declining raw material price environment led to low consumer confidence and significant destocking. Despite this, we were able to generate positive free cash flow during the quarter and I’d like to thank our employees for their efforts in navigating through these challenges.”

Third Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $243 million for the quarter increased 5% versus prior year. Higher price led to an 8% increase from the passthrough of higher raw material and energy costs while two additional months of results from the Aristech Surfaces acquisition led to an 11% increase. These impacts more than offset a 13% decrease from lower sales volume caused by weaker demand in construction, consumer electronics, wellness and automotive applications. Adjusted EBITDA of $8 million was $25 million below prior year. In addition to lower sales volume, reduced demand led to lower margins due to weak supply / demand dynamics and the inability to fully pass through significantly higher natural gas costs in Europe. North America demand was relatively stable with some weakening observed in construction markets. The integration and synergy realization of the newly acquired businesses remain on track.

●	Latex Binders net sales of $341 million for the quarter increased 8% versus prior year as a 19% price increase, from the passthrough of higher raw material costs and pricing actions, more than offset lower volumes, mainly in carpet and construction applications. Adjusted EBITDA of $31 million was $6 million lower than prior year primarily from lower volumes in carpet, turf and construction applications while demand for paper & board applications remained steady. Sales volume to CASE applications, which are mainly tied to building & construction, were down 6% year-to-date as growth in Asia was more than offset by demand weakness in Europe.

●	Base Plastics net sales of $293 million for the quarter were 25% lower than prior year primarily from lower volumes as a result of weaker demand for applications supporting building & construction and consumer durables. Adjusted EBITDA of negative $15 million was $103 million below prior year. Customer destocking from declining raw material prices and overall weaker demand led to lower volumes and margins for polycarbonate and ABS products. Minimal improvement was observed in automotive production in Europe and North America as supply chain issues such as chip shortages persisted.

●	Polystyrene net sales of $248 million for the quarter were 10% below prior year as higher prices from the passthrough of raw material costs were more than offset by volume declines, particularly in building & construction and appliance applications, and as customers destocked amid falling raw material prices. Adjusted EBITDA of $19 million was $32 million below prior year as weaker demand negatively impacted volumes and margins. An unfavorable net timing variance of $7 million versus prior year also contributed to lower earnings.

●	Feedstocks Adjusted EBITDA of negative $78 million was $50 million lower than prior year as high utility costs and weak demand combined to create significant margin contraction. Results were also impacted by a $23 million negative net timing variance versus prior year.

●	Americas Styrenics Adjusted EBITDA of $23 million for the quarter was $6 million higher than prior year as stronger margins offset lower volume. Prior year results included an $8 million headwind related to Hurricane Ida impacts.

2022 Full-Year Outlook

●	Full-year 2022 net loss from continuing operations of $126 million to $91 million and Adjusted EBITDA of $325 million to $375 million

●	Full-year 2022 cash from operations of approximately $150 million resulting in approximately breakeven Free Cash Flow

Commenting on the outlook for the fourth quarter of 2022, Bozich said, “We expect similar market conditions in the fourth quarter with some level of continued customer destocking, but we anticipate significant sequential earnings improvement as a result of idling styrene production in Europe. Also, the combined $47 million of impacts from raw material obligations, inventory writedowns and unfavorable net timing from the third quarter are not expected to reoccur. In addition, we are evaluating asset optimization initiatives, such as the potential closures of the Boehlen, Germany styrene plant and one production line at the Stade, Germany polycarbonate plant, which would be expected to have a positive financial impact in 2023.”

Bozich continued, “The uncertain economic conditions we’re currently observing only underscores the importance of our strategy shift to a specialty material and sustainable solutions provider. We’re making headway on this transformation as evidenced by the growth of our sustainable and material substitution products and we remain on track to achieve the synergies from the PMMA business and Aristech Surfaces acquisitions. Meanwhile, we are evaluating steps to improve our cost position and optimize our global asset footprint to emerge in an even stronger position when market conditions improve. Despite these challenges, we have ample liquidity and we anticipate cash generation to fund the transformation while providing solid shareholder returns.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2022 financial results on Thursday, November 3, 2022 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its third quarter 2022 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 3, 2023.

About Trinseo

Trinseo (NYSE: TSE) a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart, and sustainability-focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers. From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including consumer goods, mobility, building and construction, and medical. Trinseo’s approximately 3,400 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe, and Asia Pacific. Trinseo reported net sales of approximately $4.8 billion in 2021. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully execute our transformation strategy and business strategy; our ability to integrate acquired businesses; global supply chain volatility and increased costs or disruption in the supply of raw materials; increased energy costs or costs for transportation of our products; the nature of investment opportunities presented to the Company from time to time; the outcome of the European Commission’s request for information; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$1,178.1	$1,269.3	$3,990.3	$3,529.0
Cost of sales	1,217.6	1,101.0	3,714.8	2,951.7
Gross profit (loss)	(39.5)	168.3	275.5	577.3
Selling, general and administrative expenses	80.5	76.4	262.8	230.4
Equity in earnings of unconsolidated affiliates	22.8	17.1	83.8	70.2
Other charges	1.9	1.2	39.5	3.0
Operating income (loss)	(99.1)	107.8	57.0	414.1
Interest expense, net	30.4	23.0	77.7	56.6
Acquisition purchase price hedge loss	—	—	—	22.0
Other expense (income), net	0.5	(0.1)	1.6	8.4
Income (loss) from continuing operations before income taxes	(130.0)	84.9	(22.3)	327.1
Provision for (benefit from) income taxes	(12.1)	5.5	41.4	48.9
Net income (loss) from continuing operations	(117.9)	79.4	(63.7)	278.2
Net income (loss) from discontinued operations, net of income taxes	(1.9)	13.7	(1.9)	38.0
Net income (loss)	$(119.8)	$93.1	$(65.6)	$316.2
Weighted average shares- basic	35.2	38.8	36.3	38.7
Net income (loss) per share- basic:
Continuing operations	$(3.35)	$2.04	$(1.76)	$7.19
Discontinued operations	(0.06)	0.35	(0.05)	0.98
Net income (loss) per share- basic	$(3.41)	$2.39	$(1.81)	$8.17
Weighted average shares- diluted	35.2	39.5	36.3	39.6
Net income (loss) per share- diluted:
Continuing operations	$(3.35)	$2.01	$(1.76)	$7.03
Discontinued operations	(0.06)	0.35	(0.05)	0.96
Net income (loss) per share- diluted	$(3.41)	$2.36	$(1.81)	$7.99

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$242.8	$573.0
Accounts receivable, net of allowance	673.7	740.2
Inventories	614.0	621.0
Other current assets	40.5	44.3
Investments in unconsolidated affiliates	269.2	247.8
Property, plant, equipment, goodwill, and other intangible assets, net	2,094.9	2,252.9
Right-of-use assets - operating, net	74.8	85.3
Other long-term assets	122.0	147.7
Total assets	$4,131.9	$4,712.2
Liabilities and shareholders’ equity
Current liabilities	717.6	914.4
Long-term debt, net of unamortized deferred financing fees	2,297.8	2,305.6
Noncurrent lease liabilities - operating	59.3	69.2
Other noncurrent obligations	359.1	409.9
Shareholders’ equity	698.1	1,013.1
Total liabilities and shareholders’ equity	$4,131.9	$4,712.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$10.8	$218.7
Cash provided by (used in) operating activities - discontinued operations	(1.4)	19.5
Cash provided by operating activities	9.4	238.2

Cash flows from investing activities
Capital expenditures	(94.0)	(64.7)
Cash paid for asset or business acquisitions, net of cash acquired ($1.0 and $12.1)	(22.2)	(1,806.6)
Proceeds from the sale of businesses and other assets	5.3	0.2
Proceeds from (payments for) the settlement of hedging instruments	1.9	(14.7)
Cash used in investing activities - continuing operations	(109.0)	(1,885.8)
Cash used in investing activities - discontinued operations	(0.8)	(3.3)
Cash used in investing activities	(109.8)	(1,889.1)

Cash flows from financing activities
Deferred financing fees	—	(35.0)
Short-term borrowings, net	(12.2)	(11.6)
Purchase of treasury shares	(151.9)	—
Dividends paid	(36.3)	(9.5)
Proceeds from exercise of option awards	2.9	10.5
Withholding taxes paid on restricted share units	(3.1)	(0.8)
Repurchases and repayments of long-term debt	(12.9)	(7.1)
Net proceeds from issuance of 2028 Term Loan B	—	746.3
Net proceeds from issuance of 2029 Senior Notes	—	450.0
Proceeds from Accounts Receivable Securitization Facility	—	150.0
Repayments of Accounts Receivable Securitization Facility	—	(20.0)
Cash provided by (used in) by financing activities	(213.5)	1,272.8
Effect of exchange rates on cash	(16.3)	(3.1)
Net change in cash, cash equivalents, and restricted cash	(330.2)	(381.2)
Cash, cash equivalents, and restricted cash—beginning of period	573.0	588.7
Cash, cash equivalents, and restricted cash—end of period	$242.8	$207.5
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$242.8	$207.5

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2022	2021	2022	2021
Engineered Materials	$242.7	$230.8	$839.2	$477.5
Latex Binders	340.9	315.6	1,001.3	877.6
Base Plastics	293.4	393.3	1,051.8	1,119.3
Polystyrene	247.7	274.8	877.7	855.0
Feedstocks	53.4	54.8	220.3	199.6
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,178.1	$1,269.3	$3,990.3	$3,529.0

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2022	2021
Net income (loss)	$(119.8)	$93.1
Net income (loss) from discontinued operations	(1.9)	13.7
Net income (loss) from continuing operations	$(117.9)	$79.4
Interest expense, net	30.4	23.0
Provision for (benefit from) income taxes	(12.1)	5.5
Depreciation and amortization	45.9	49.8
EBITDA	$(53.7)	$157.7
Restructuring and other charges	—	0.2	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (a)	0.4	13.6	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	1.9	1.2	Other charges
Other items (b)	14.8	0.7	Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$(36.6)	$173.4
Adjusted EBITDA to Adjusted Net Income (Loss):
Adjusted EBITDA	(36.6)	173.4
Interest expense, net	30.4	23.0
Provision for (benefit from) income taxes - Adjusted (c)	(9.6)	24.7
Depreciation and amortization - Adjusted (d)	45.1	46.1
Adjusted Net Income (Loss)	$(102.5)	$79.6
Weighted average shares- diluted	35.2	39.5
Adjusted EPS	$(2.91)	$2.01

Adjusted EBITDA by Segment:
Engineered Materials	$7.5	$32.7
Latex Binders	31.0	37.1
Base Plastics	(14.9)	87.9
Polystyrene	18.7	51.2
Feedstocks	(78.0)	(27.6)
Americas Styrenics	22.8	17.1
Corporate Unallocated	(23.7)	(25.0)
Adjusted EBITDA	$(36.6)	$173.4

(a)	Acquisition transaction and integration net costs for the three months ended September 30, 2022 and 2021 primarily relate to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.

(b)	Other items for the three months ended September 30, 2022 and 2021 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.

(c)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(d)	Amounts for the three months ended September 30, 2022 and 2021 exclude accelerated depreciation of $0.8 million and $3.7 million, respectively, related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income (loss) to forecasted Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS for the full year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2022
Adjusted EBITDA	$325 - 375
Interest expense, net	(113)
Provision for income taxes	(35) - (50)
Depreciation and amortization	(200)
Reconciling items to Adjusted EBITDA (e)	(103)
Net Income (Loss) from continuing operations	(126) - (91)
Reconciling items to Adjusted Net Income (Loss) (e)	107
Adjusted Net Income (Loss)	$(19) - 16

Weighted average shares - diluted (f)	36.3
EPS from continuing operations - diluted ($)	$(3.47) - (2.51)
Adjusted EPS ($)	$(0.52) - 0.44

(e)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2022, we have only included known reconciling items incurred through the nine months ended September 30, 2022. We have not included forecasted amounts for the remainder of 2022.

(f)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a full year 2022 net loss position, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2022	2021	2022	2021
Cash provided by operating activities	$97.6	$208.2	$9.4	$238.2
Capital expenditures	(38.5)	(35.7)	(94.8)	(68.0)
Free Cash Flow	$59.1	$172.5	$(85.4)	$170.2

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2022
Cash provided by operating activities	$	~150
Capital expenditures		~(150)
Free Cash Flow	$	~0